Ex. 5.1

ERICKSON & SEDERSTROM, P.C.
a limited liability organization
10330 Regency Parkway Dr.
Ste. 100
Omaha, NE 68114

December 31, 2007

VIA ELECTRONIC TRANSMISSION
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:	American Technologies Group, Inc.
Form SB-2 Registration Statement (File No. 333-_______)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by American Technologies Group, Inc., a Nevada corporation (the"Company"), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that their securities being sold pursuant to the Registration Statement including the 47,101,059 shares of common stock outstanding or issuable upon conversion of the convertible debentures and the upon exercise of the common stock purchase warrants, series E convertible, preferred stock, or options are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ Erickson & Sederstrom, P.C., a limited liability organization